EXHIBIT 10.3
300 Continental Drive
Newark, DE 19713

William N. Shiebler
Chairman, Nominations, Governance and Compensation Committee

March 4, 2020

Jonathan W. Witter

Dear Jon:

On behalf of SLM Corporation and Sallie Mae Bank (together, the “Company”), I am pleased to offer you employment in the position of Chief Executive Officer. You will also be appointed to the Board of Directors (the “Board”) of the Company, effective upon the commencement of your employment, and you will be recommended for appointment as a director at the upcoming Annual Meeting of the Stockholders. You will report directly to the Board. Your first day of employment will be on April 20, 2020 (your “Start Date”). As Chief Executive Officer, you will have all duties, roles, and responsibilities commensurate with your title.

Your annualized salary of $950,000 will be paid biweekly. You will also be eligible for our employee benefits package. Your benefits coverage will take effect on the first calendar day of the month following your Start Date.

Starting in 2020, you will be eligible for an annual bonus of up to 150% of your base salary. Bonus amounts are paid in the first quarter of 2021; you must be employed with the Company on the date of payment to be eligible. We will share more information about the terms and conditions of this bonus plan after your Start Date.

You will receive an equity grant on your Start Date based on the full year target level award for your position, which for 2020 will be $3,250,000. Such award will be subject to the terms and vesting conditions of the Company’s 2020 Long-Term Incentive Program. In addition, as part of the annual management review process, starting in 2021, you will also be eligible to receive an equity grant based on the full year target level award for your position. Such awards will be subject to the SLM Corporation 2012 Omnibus Incentive Plan, or similar plan (the “Omnibus Plan”) and the Term Sheet(s) granting the award and will be in the form(s) and will have the vesting and other terms commensurate with awards granted to other Sallie Mae executives at that time. For 2020, the award mix for Sallie Mae executives is 50% time-vesting restricted stock units (RSUs) and 50% performance-vesting restricted stock units (PSUs). Agreements detailing your award, and its vesting terms, will be provided at the time of grant.

In view of the equity awards that you are anticipated to forfeit from your current employer, you will receive a sign-on award to be issued in the form of RSUs (the “Sign-On Equity Grant”). The Sign-On Equity Grant will have a grant date fair value that approximates the value of your existing equity awards that are outstanding, unvested and subject to forfeiture (excluding any 2020 awards), whereby such value will be based on the average closing price of your current employer’s common stock for the twenty (20)

day trailing period ending on the date hereof, and the number of Company shares underlying the RSUs will be based on the average closing price of the Company’s common stock for the twenty (20) day trailing period ending on your Start Date; provided that, to the extent any of your existing awards are permitted to vest after the date hereof (i.e., such awards are not forfeited), you will forfeit the equivalent value of the Sign-On Equity Grant using the same valuation methodology described above. The Sign-On Equity Grant will be granted on your Start Date and will be subject to time-based vesting conditions as follows: the Sign-On Equity Grant shall vest in three tranches (representing 40% of the Sign-On Equity Grant in the first tranche, 40% in the second tranche and 20% in the third tranche) on each of the first three anniversaries of your Start Date. The Sign-On Equity Grant will be subject to the Omnibus Plan and the Term Sheet(s) granting the award. The terms and conditions of this award will be provided to you when issued.

You will participate in the benefits provided to officers of the Company at the Executive Officer level, including the SLM Relocation Services policy for senior officers, or its successor policy, and the SLM Corporation Executive Severance Plan for Senior Officers and the Change in Control Severance Plan for Senior Officers or their respective successor plans. Other benefits include the Executive Physical Program and the Supplemental 401(k) Savings Plan, in addition to our regular package of employee benefits.
You will be indemnified under the Company’s policies and procedures in accordance with the terms stated therein and, at all times during your employment with the Company, as applicable, will be a named insured in any directors’ and officers’ policies maintained by the relevant entity.
The Company, as applicable, will withhold all taxes and charges that they are required by law to withhold.

You represent that you have not taken, and agree that you will not take in connection with your employment with the Company, any action that would violate any contractual or other restriction or obligation that is binding on you or any continuing duty you may owe to others, including to your current and any prior employer. If you are not able to make this representation or your representation is false, then the Company reserves the right to terminate your employment for Cause, with the consequences resulting therefrom under any compensation or benefit plan. You acknowledge that in the event of a conflict with any other agreement (whether written or oral) or understanding that you have with the Company, the terms of this letter agreement control and that this letter agreement supersedes any prior discussions regarding your employment with the Company.

You acknowledge and agree that you will not use or disclose at any time, except with the prior written consent of the Company, any proprietary, trade secret or confidential information relating to the business of the Company you may receive in connection with our offer of employment and between the date hereof and your Start Date; provided, however, that this provision will not preclude you from (i) the use or disclosure of such information which presently is known generally to the public or which subsequently comes into the public domain, other than by way of disclosure in violation of this offer letter or in any other unauthorized fashion, or (ii) disclosure of such information is required by law or court order; provided that, prior to such disclosure required by law or court order, you will give the Company three (3) business days’ written notice (or, if disclosure is required to be made in less than three (3) business days, then such notice shall be given as promptly as practicable after determination that disclosure may be required) of the nature of the law or order requiring disclosure and the disclosure to be made in accordance therewith. Prior to your Start Date, you will be asked to review and sign the Agreement Regarding Confidentiality, Intellectual Property, and Non-Solicitation, and you acknowledge that the execution of that agreement is a requirement for your employment.

This offer is contingent on the Company’s standard employment practices, which means that your acceptance of this offer serves as an agreement to participate in company-required background checks, which include drug screening and fingerprinting, as well as the ability to perform your proposed job duties at the Company without violating the terms of a non-compete or other restrictive covenant with any current or former employer. The Company retains the right to rescind this offer of employment depending on the outcome of these steps, or failure to complete any steps throughout the pre-employment process. As you may know, employment at the Company is at-will and nothing in this offer changes this status.

Please indicate your acceptance of our offer as set forth in this letter by signing and sending an electronic version of the executed offer letter to Bonnie Rumbold, Chief Human Resources Officer, and subsequently sending an executed copy to Bonnie Rumbold by mail or in person.

Jon, we are delighted to have you join Sallie Mae and look forward to working with you. Please contact me with any questions you may have or if I can be of further assistance in your upcoming transition.

Sincerely,
/s/ William N. Shiebler
William N. Shiebler

Agreed and Signed by Name:

/s/ Jonathan W. Witter Date: ___3/4/20_______
Name: Jonathan W. Witter

Agreed and Signed by SLM Corporation and Sallie Mae Bank:

/s/ William N. Shiebler Date: ___3/4/20_______
Name: William N. Shiebler
Title: Chairman, Nominations, Governance and Compensation Committee